Exhibit 99(a)(1)(xiii)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The U.S. Offer (as defined below) is made only to holders of Shares and OCEANEs (each as is defined below) resident in the United States and to all holders of ADSs (as defined below) wherever resident solely by the U.S. Offer to Purchase, dated October 28, 2008 (the “U.S. Offer to Purchase”), and the related Letter of Transmittal and Forms of Acceptance and any amendments or supplements thereto. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue-sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Notice of U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Outstanding Shares and OCEANEs
held by U.S. Holders
of
Wavecom S.A.
at
€7 Per Share,
the U.S. Dollar Equivalent of €7 Per American Depositary Share
(each American Depositary Share representing one Share) and
€31.30 Plus Unpaid Accrued Interest Per OCEANE
by
Gemalto S.A.
a subsidiary of
Gemalto N.V.
Gemalto S.A. (“Purchaser”), a subsidiary of Gemalto N.V. (“Gemalto”), is seeking to acquire for cash all outstanding shares, nominal value €1.00 (“Shares”), of Wavecom S.A. (“Wavecom”), all outstanding Wavecom American Depositary Shares (“ADSs”) and all outstanding bonds issued by Wavecom that are convertible or exchangeable into new or existing Shares (“OCEANEs” and, together with the Shares and ADSs, “Securities”) through concurrent offers in the United States (the “U.S. Offer”) and France (the “International Offer” and, together with the U.S. Offer, the “Offers”).
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON MONDAY,
DECEMBER 15, 2008, UNLESS THE U.S. OFFER IS EXTENDED OR IS WITHDRAWN PRIOR TO THAT TIME.
In the U.S. Offer, Purchaser is seeking to acquire all outstanding Shares and OCEANEs held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and all outstanding ADSs at a price of €7 per Share, €7 per ADS and €31.30 plus Unpaid Accrued Interest (as defined in the U.S. Offer to Purchase) per OCEANE, in each case, net to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated October 28, 2008, and in the related Letter of Transmittal and Forms of Acceptance, each as may be amended or supplemented from time to time.
The terms and conditions of the Offers are substantially the same. However, in France, Purchaser is seeking to acquire all outstanding Shares and OCEANEs owned by non-U.S. holders at the same prices as offered in the U.S. Offer (the “International Offer”). Non-U.S. holders of Shares and OCEANEs may tender their securities only into the International Offer. U.S. holders of Shares and OCEANEs and all holders of ADSs, wherever the holders are located, may tender their securities only into the U.S. Offer. In the event that the price per Share or per OCEANE to be paid in the International Offer is increased, Purchaser will make a corresponding increase to the price paid per Share (including per ADS) and per OCEANE in the U.S. Offer.
The Offers are both conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offers, on a combined basis, Shares (including Shares represented by ADSs) representing at least 50.01% of the share capital of Wavecom, existing as of the expiration date of the Offers (the “Minimum Tender Condition”). Purchaser may waive or reduce the Minimum Tender Condition at any time on or prior to the date that is five French trading days (as defined in the U.S. Offer to Purchase) prior to the expiration of the International Offer, at the latest. Under French law and regulations, a waiver of the Minimum Tender Condition is deemed to be an improved offer and may cause the Autorité des marchés financiers (the “AMF”) to extend the offer period. In such case, we would terminate this offer and return all tendered Securities to tendering holders. The Offers are not subject to a financing condition.

For purposes of the U.S. Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Securities validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to Computershare (the “Receiving Agent”) of Purchaser’s acceptance for payment of such Securities pursuant to the U.S. Offer. Payment for Securities accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price therefor with the Receiving Agent, which will act as agent for the tendering security holders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering security holders. Under no circumstances will interest be paid on the purchase price for Securities, regardless of any extension of the U.S. Offer or any delay in payment for Securities.
In all cases, payment for Securities tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) certificates representing such Securities or confirmation of the book-entry transfer of such Securities into the Receiving Agent’s account at The Depository Trust Company (“DTC”) (in the case of ADSs) or the Receiving Agent’s account at its custodian (in the case of Shares and OCEANEs only) pursuant to the procedures set forth in Section 3 of the U.S. Offer to Purchase, (b) the applicable Form of Acceptance or Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of ADSs, an Agent’s Message (as defined in Section 3 of the U.S. Offer to Purchase) in lieu of the ADS Letter of Transmittal) and (c) any other documents required by the applicable Form of Acceptance or Letter of Transmittal. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “Commission”) and to French law and regulations, Purchaser expressly reserves the right (but will not be obligated), at any time and from time to time in its sole discretion, to extend the period during which the U.S. Offer is open and thereby delay acceptance for payment of, and payment for, any Securities, by giving oral or written notice of such extension to the Receiving Agent and by making a public announcement of such extension. During any extension of the U.S. Offer, all Securities tendered and not withdrawn will remain subject to the U.S. Offer and subject to withdrawal rights. The U.S. Offer will expire at 12:00 noon, New York City time, on Monday, December 15, 2008, unless (1) the AMF sets a later expiration date for the tender period of the International Offer, (2) the AMF has not set an expiration date for the International Offer by December 15, 2008, (3) the AMF subsequently extends the tender period of the International Offer, or (4) the Offers lapse or are withdrawn prior to that time. Purchaser intends that the U.S. Offer and International Offer will expire simultaneously. Under French tender offer rules, the AMF sets the expiration date of the International Offer and has the sole authority to determine whether or not to subsequently extend the tender period for the International Offer. Any extension of the U.S. Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
Purchaser reserves the right in its sole discretion to, subject to certain conditions, provide a subsequent offering period following the expiration of the U.S. Offer (a “Subsequent Offering Period”). If Purchaser elects to have a Subsequent Offering Period concurrently with a “re-opening” of the International Offer, the minimum duration of such Subsequent Offering Period, in accordance with French law and regulations, will be ten French trading days. A Subsequent Offering Period would be an additional period of time, following the expiration of the U.S. Offer and the purchase of Securities in the U.S. Offer, during which any ADS holder and any U.S. holder of Shares or OCEANEs may tender Securities not tendered in the U.S. Offer. A Subsequent Offering Period, if one is provided, is not an extension of the U.S. Offer, which already will have been completed, and Securities previously tendered and accepted for payment in the U.S. Offer will not be subject to any further withdrawal rights. During a Subsequent Offering Period, tendering security holders will have withdrawal rights, and Purchaser will purchase and pay for any Securities tendered during the Subsequent Offering Period at the same price paid in the U.S. Offer at the expiration of such period. If Purchaser determines to provide a Subsequent Offering Period and to “re-open” the International Offer, Purchaser will announce such Subsequent Offering Period in the U.S. Offer to run concurrently with the “re-opening” of the International Offer, immediately following the announcement of the results of the Offers.
Securities tendered pursuant to the U.S. Offer may be withdrawn at any time on or prior to the expiration date. Thereafter, tenders are irrevocable, except that you will not be able to withdraw securities during the period from the expiration date until the AMF announces the final results of the Offers and we have made arrangement for payment, unless the Commission denies our request for exemptive relief from the applicable provisions of the Exchange Act. For a withdrawal of Securities to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Receiving Agent at one of its addresses set forth on the back cover of the U.S. Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Securities to be withdrawn, the type and number of Securities to be withdrawn and the name of the recordholder of the Securities to be withdrawn, if different from that of the person who tendered such Securities. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the U.S. Offer to Purchase), unless such Securities have been tendered for the account of any Eligible Institution. If Securities have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the U.S. Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear France to be credited with the withdrawn Securities. If depositary receipts representing the Securities have been delivered or otherwise identified to the Receiving Agent, the name of the registered owner and the serial numbers shown on such depositary receipts must also be furnished to the Receiving Agent prior to the physical release of such depositary receipts.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Securities shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Gemalto, the Receiving Agent, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will be deemed not to have been validly tendered for purposes of the U.S. Offer. However, withdrawn Securities may be retendered by following one of the procedures for tendering Securities described in Section 3 of the U.S. Offer to Purchase at any time prior to the expiration date.
The change in ownership of the Shares (including Shares represented by ADSs) resulting from the Offers may constitute a change of control under the terms of the OCEANEs that would give rise to a redemption right at the option of the holders of the OCEANEs as described in Section 1 of the U.S. Offer to Purchase.
The receipt of cash in exchange for Securities pursuant to the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Security holders who hold the Securities as capital assets for U.S. tax purposes and who are U.S. taxpayers will generally recognize a capital gain or loss on an exchange of the Securities for cash pursuant to U.S. Offer in an amount equal to the difference between the U.S. dollar amount received and its tax basis in the Securities. Security holders should consult with their own tax advisers about the particular tax effects the Offers will have for them. For a more complete description of certain U.S. federal income tax consequences of the U.S. Offer, see Section 5 of the U.S. Offer to Purchase.
Purchaser will request that Wavecom provide Purchaser with Wavecom’s security holder lists and security position listings for the purpose of disseminating the U.S. Offer to Purchase (and related documents) to U.S. security holders. The U.S. Offer to Purchase and related Forms of Acceptance and Letter of Transmittal will be mailed to U.S. recordholders of Shares and OCEANEs and to all recordholders of ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Securities.
The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the U.S. Offer to Purchase and is incorporated herein by reference.
The U.S. Offer to Purchase and the related Forms of Acceptance and Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.
Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of the U.S. Offer to Purchase and the related Form of Acceptance or Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such additional copies will be furnished promptly at Purchaser’s expense.
The Information Agent for the U.S. Offer is:
Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038-3650
U.S. Toll Free Number for holders of Securities in the United States: (866) 257-5271
U.S. Toll Free Number for banks and brokers: (212) 440-9800
October 28, 2008